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                                                               EXHIBIT (3)(i)(a)

                            ARTICLES OF INCORPORATION

                                       OF

                           OAKRIDGE EXPLORATION, INC.

      We, the undersigned, natural persons of the age of twenty-one years or more, acting as Incorporators of the Corporation under the Utah Business Corporation Act, adopt the following Articles of Incorporation for such
Corporation:

                                   ARTICLE I

                                      Name

      The name of the Corporation (hereinafter called the Corporation) is Oakridge Exploration, Inc.

                                   ARTICLE II

                                    Duration

      The duration of the Corporation is perpetual.

                                   ARTICLE III

                                General Purposes

      The general purpose of the Corporation shall be as follows:

      Section 1: To purchase, locate, lease, or otherwise acquire, mines, mining claims, mining rights, and lands and any interest therein, and explore, work, exercise, develop, and turn to account the same: to quarry, mine, smelt, refine, dress, amalgamate, and prepare for market, ore metal and mineral substances of all kinds, and to carry on any other operations or business which may seem necessary, convenient, or incidental to any of the objects of the company; to buy, sell, manufacture, and deal in minerals, plants, machinery, implements, conveniences, provisions, and things capable of being used in connection with the mining or other operations of this Corporation, or required by workmen and others employed by the company; to construct, carry out, maintain; improve, manage, work, control, and superintend, any roads, ways, railways, bridges, reservoirs, water-courses, aqueducts, wharves, furnaces, mills, crushing works, hydraulic works, factories, warehouses, and other works and conveniences which may seem necessary,

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convenient, or incidental to any object of the company, and to contribute to subsidize, or otherwise aid or take part in any such operations.

      Sections 2: To buy, sell, mortgage, encumber, and deal in real estate, and in any and all kinds of personal property, in the pursuit and accomplishment of the purposes of the Corporation; to borrow money and execute evidence of indebtedness and to do any and all things necessary to establish, to promote, and to carry on the business of the Corporation.

      Section 3: To issue promissory notes, bonds, debentures, and other evidences of indebtedness in the furtherance of any of the stated purposes of the Corporation.

      Section 4: To enter into or execute contracts of any kind and character, sealed or unsealed, with individuals, firms, associations, corporations (private, public, or municipal), to political subdivisions of the United States or with the Government of the United States and North America.

      Section 5: To buy, acquire, own, pledge, and sell bonds, debentures or other securities of any corporations (private or public), and municipality, and state of the United States or the Government of the United States.

      Section 6: To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes of the attainment of any of the objects herein enumerated, or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation.

      Section 7: And all other powers as enumerated under Section 16-10-4 of the Utah Code Annotated, 1953, as amended in 1961, under the Utah Business Corporation Act, insofar as such powers are reasonably connected with or incidental to any of the other purposes outlined Article III of these Articles of Incorporation.

                                   ARTICLE IV

                               Authorized Capital

      The authorized capital of the Corporation shall be Eighty Million (80,000,000) shares of non-assessable, common stock, each having a par value of one cent. Such shares are all of the same class and are not to be divided into classes or to be issued in series.

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                                    ARTICLE V

               Right of the Corporation to Acquire its Own Shares

      The Corporation shall have the right to purchase, take, receive, or otherwise acquire its own shares, but purchase of such shares, whether direct or indirect, shall be made only to the extent of the unreserved and unrestricted earned surplus available therefore.

                                   ARTICLE VI

                            Commencement of Business

      The Corporation shall not commence business until at least One Thousand Dollars ($1,000.00) has been received by it as consideration for the issuance of
shares.

                                   ARTICLE VII

                                Voting of Shares

      Each outstanding share of the common stock of the Corporation shall be entitled to one (1) vote on any matter submitted to a vote at a meeting of the shareholders, each shareholder being entitled to vote his or her shares in person or by proxy executed in writing by such shareholder, or by his or her duly authorized attorney-in-fact. At each election for Directors of the Corporation each shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him or her for each of the Directors to be elected, and for whose election he or she has a right to vote. There shall be no cumulative voting.

                                  ARTICLE VIII

        Provisions for Regulation of Internal Affairs of the Corporation

      Section 1: Regular meetings of Shareholders - It shall not be necessary for meetings of the shareholders to be held regularly or annually. They will be held from time to time as required by the affairs of the Corporation and shall be scheduled and called by the Board of Directors or upon demand by not less than twenty-five per cent (25%) of the outstanding stock. Notice of such meetings shall be given by mail or by personal contact not less than five (5) days prior to such meetings to each shareholder of record at the date of notice.

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      Section 2: Quorum of Shareholders - A majority of the shares of the common stock of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the shareholders of the Corporation.

      Section 3: Meetings of the Board of Directors - Meetings of the Board of Directors of the Corporation, whether regular or special, may be held either within or without the State of Utah and at such a suitable place in either the United States, Europe, or elsewhere as may be determined by the Board of Directors or by at least two (2) of the Directors of the Corporation. Notice of such meetings shall be given as prescribed by the Board of Directors.

      Section 4: Quorum of Directors - A majority of the Directors holding office at any given time shall constitute a quorum for the transaction of business.

      Section 5: By-Laws of the Corporation - The Board of Directors shall have the power to adopt By-Laws for the Corporation and to amend the same from time to time at any regular or special meeting of the Board of Directors. Amendments to By-Laws shall require a two-thirds (2/3) majority of the Directors present in order to be adopted. The affairs of the Corporation shall be governed by these Articles of Incorporation until By-Laws are adopted and thereafter shall be governed by the Articles of Incorporation and the By-Laws.

      Section 6: Vacancies in the Board of Directors - Any vacancy occurring in the Board of Directors may be filled by an affirmative vote of a majority of the remaining Directors through less than a quorum of the Board of Directors. A Director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of Directors shall also be filled by the Board of Directors, such appointment to be until the next annual meeting or a special meeting of the shareholders called for the purpose of electing a Director to the office so created. Any directorship to be filled by reason of the removal of one or more Directors by the shareholders may be filled by election by the shareholders at a meeting at which the Director or Directors are removed.

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      Section 7: Shareholders of Record - The names and address of each shareholder of record of the common stock of the Corporation shall be conclusively presumed to be in accordance with the stock ledger of the Corporation. Such shareholders shall have all rights usual to holders of the common stock of a Corporation as provided by applicable Utah law. Shareholders of record of thirty (30) days prior to any regular or special meeting of the shareholders shall be entitled to vote their shares at such meeting.

      Section 8: Books and Records - The Corporation shall keep such books and records as are reasonably necessary to the conduct of its affairs.

      Section 9: Working Capital and Business Management - The Board of Directors shall have the power to fix and vary the amount to be reserved as working capital and to otherwise govern the affairs, financing, and management of the Corporation as the Board, in its discretion, deems proper, including the appointment of persons to serve at the pleasure of the Board of Directors as Assistant Secretary and Assistant Treasurer, and the creation and appointment of such committees as the Board may deem necessary and proper.

      Section 10: Compensation of Directors - The Board of Directors may make provisions for reasonable compensation of its members for their services as Directors and establish the basis and condition upon which such compensation shall be paid. Any Director of the Corporation may also serve the Corporation in any other capacity and receive compensation for such other services.

      Section 11: Amendments to the Articles of Incorporation - The Articles of Incorporation may be amended by the shareholders at any regular or special meeting of the shareholders, provided that a quorum is present, and that two-thirds (2/3) majority of the shares voting is required to adopt any such amendment, and provided that notice of the proposed change shall have been given in not less than five (5) days prior to such meeting.

                                   ARTICLE IX

             Initial Registered Office and Initial Registered Agent

      Section 1: Registered Office - The address of the initial registered office of the Corporation is 405 El Paso Natural Gas Building, Salt Lake City, Utah.

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      Section 2: Registered Agent - The name of the initial registered agent of the Corporation at the above address is Michael C. Stead.

                                    ARTICLE X

                             Officers and Directors

      Section 1: Members of Initial Board of Directors - The Initial Board of Directors of the Corporation shall consist of three (3) members, and their respective names and addresses are:

Name                                          Address
----                                          -------
Michael C. Stead                      405 El Paso Gas Building
                                      Salt Lake City, Utah

Tom A. Lundstedt                      3560 South 3rd East
                                      Salt Lake City, Utah

W. Hugh Sweeten                       1353 Arlington Drive
                                      Salt Lake City, Utah

which Directors shall hold office until the first annual meeting of the shareholders of the Corporation, and until their successors shall have been elected and qualified.

      Section 2: Members of Subsequent Board of Directors - Directors shall serve until a stockholders' meeting is called at which new Directors are to be elected, their terms are indefinite, and may be for more than one (1) year. Each Director shall serve until his successor shall be elected and qualified. Directors must be shareholders of the Corporation.

      Section 3: Number of Directors - The number of Directors of the Corporation shall be fixed by the Board of Directors but in no case be less than three (3) nor more than five (5).

      Section 4A: Officers - The Officers of the Corporation shall be elected by the Board of Directors, but may or may not also serve as Directors. The Officers shall include: President, Vice-President, Secretary and Treasurer simultaneously. The duties of the officers shall be those usually incumbent upon the holders of such offices.

      Section 4B: Until their successors are elected and qualified, the officers of the Corporation shall be as follows:

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
    Name                            Office
    ----                            ------
Michael C. Stead                 President
Tom A. Lundstedt                 Vice-President
W. Hugh Sweeten                  Secretary-Treasurer

                                   ARTICLE XI

                                 Incorporators

      The names and address of each Incorporator is:

     Name                                        Address
     ----                                        --------
Michael C. Stead                          405 El Paso Gas Building
                                          Salt Lake City, Utah

Tom A. Lundstedt                          3560 South 3rd East
                                          Salt Lake City, Utah

W. Hugh Sweeten                           1353 Arlington Drive
                                          Salt Lake City, Utah

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                                   ARTICLE XII

                                  Fiscal Period

      The Board of Directors shall have the power to fix the fiscal period of the Corporation and until any change by the Board, the fiscal period shall commence January 1 and end December 31 of each year.

                                  ARTICLE XIII

                            Liability of Stockholders

      The property of this Corporation shall be liable for the debts of the Corporation, but the individual property of any holder of full-paid stock of the Corporation shall not be liable for the Corporate obligations nor shall assessments be levied on such stocks for any purpose whatever.

                                   ARTICLE XIV

                               Pre-emptive Rights

      Shareholders shall have no pre-emptive rights to acquire unissued shares of the Corporation.

              EXECUTED this 7th day of May, 1969 A. D.

                                  /s/ Michael C. Stead
                                  -------------------------
                                  Michael C. Stead

                                  /s/ Tom A. Lundstedt
                                  -------------------------
                                  Tom A. Lundstedt

                                  /s/ W. Hugh Sweeten
                                  -------------------------
                                  W. Hugh Sweeten

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STATE OF UTAH           )
                          : ss.
County of Salt Lake     )

      I, Jel Chanlier, a Notary Public, hereby certify that on the 7th day of May, 1969, personally appeared before me MICHAEL C. STEAD, TOM A. LUNDSTEDT, and
W. HUGH SWEETEN, who being by me first duly sworn, severally declared that they are the persons who signed the foregoing document as incorporators, and that the statements therein contained are true.

      IN WITNESS WHEREOF, I have hereunto set my hand and seal this 7th day of May, 1969.

                              /s/ Jel Chanlier
                              --------------------------------------------------
                              Notary Public residing in Salt Lake County, Utah

My Commission Expires:

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